EXHIBIT 99.(a)(10)


 MLMP ACQUISITION PARTNERS, LLC ANNOUNCES THE COMPLETION OF ITS TENDER OFFER
                   FOR UNITS IN ML MEDIA PARTNERS, L.P.

     Fairway, Kansas, December 8, 2003 - MLMP Acquisition Partners, LLC ("MLMP") announced today that its tender offer (the "Offer") to purchase up to 18,799 units of limited partnership interests ("Units") in ML Media Partners, L.P. expired, as scheduled, at 5:00 p.m., New York time, on Friday, December 5, 2003. MLMP accepted for payment in accordance with the terms of its Offer all Units validly tendered and not withdrawn prior to the expiration of the Offer.

     Based upon a preliminary count, as of 5:00 p.m., New York time, on Friday, December 5, 2003, approximately 1,106 Units (or 0.6% of the total number of outstanding Units) were validly tendered and not withdrawn. Upon payment for these Units in accordance with the terms of the Offer, MLMP, together with its affiliates, will beneficially own approximately 7.9% of the total number of outstanding Units. Payment for Units validly tendered and not withdrawn, together with interest as provided in the Offer, is expected to be made in January 2004 in accordance with the terms of the Offer.

     The Offer was made pursuant to an Offer to Purchase, dated as of October 30, 2003, as supplemented on November 4, 2003 and as amended on November 10, 2003 and November 21, 2003, and the related Agreement of Assignment and Transfer and accompanying documents, each of which more fully sets forth the terms of the Offer.

     MLMP is controlled by its managing member, Madison Investment Partners 26, LLC, which is wholly owned by Madison Capital Group, LLC ("Madison"). Madison is a privately held investment management firm.

     Questions and requests for assistance or additional copies of tender offer materials may also be directed to MLMP Acquisition Partners, LLC, 4220 Shawnee Mission Parkway, Suite 310A, Fairway, KS 66205, at telephone number (800) 513-2205.

                               * * * * * * *

     THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO PURCHASE OR A SOLICITATION OF ACCEPTANCE OF THE TENDER OFFER, WHICH MAY ONLY BE MADE PURSUANT TO THE TERMS OF THE OFFER TO PURCHASE AND RELATED AGREEMENT OF ASSIGNMENT AND TRANSFER.